UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 26, 2011

DAVITA INC.

(Exact name of registrant as specified in its charter)

Delaware	1-14106	No. 51-0354549
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1551 Wewatta Street

Denver, CO 80202

(Address of principal executive offices including Zip Code)

(303) 405-2100

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 240.425)

❑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

❑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13c-4)

Item 8.01. Other Events

On August 26, 2011, DaVita Inc. (the “Company”) entered into an Increase Joinder Agreement with seven of the lenders under the Company’s existing senior secured credit agreement dated October 20, 2010. The senior secured credit agreement provided for a $250 million senior secured revolving credit facility maturing in October 2015, a $1 billion senior secured term loan A maturing in October 2015 and a $1.75 billion senior secured term loan B maturing in October 2016. In addition, the credit agreement provided the right to increase the Company’s borrowing capacity by up to $1 billion, subject to lender participation. Pursuant to the Increase Joinder Agreement, the Company increased the revolving credit facility by $100 million, to a total of $350 million, and entered into an additional $200 million term loan A-2 maturing in October 2016.

Loans under the increased revolving credit facility are subject to the same terms as loans under the existing revolving credit facility. The lenders providing the increased revolving credit commitment were paid a commitment fee of 1% on their new revolving commitments. The term loan A-2 is subject to mandatory quarterly principal payments of $500,000 commencing on the last day of December 2011 and will bear interest at a rate based on LIBOR (which will be subject to a floor of 1.00%) plus a margin of 3.50%. The margin for the term loan A-2 is subject to a ratings-based step-down which could reduce the margin to 3.25%.

The Company paid the lenders under the term loan A-2 a funding fee of 0.5%. JPMorgan Chase Bank, N.A. serves as administrative agent and collateral agent, and Wells Fargo Securities, LLC serves as sole lead arranger and syndication agent, under the Increase Joinder Agreement. The Company and its affiliates from time to time engage certain of the lenders under the senior secured credit agreement to provide banking and financial services. All of these engagements are negotiated at arm’s length. The Company expects to use any borrowings pursuant to the Increase Joinder Agreement for general corporate purposes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DAVITA INC.

Date: August 26, 2011	By:	/s/ Kim M. Rivera
Kim M. Rivera
Chief Legal Officer and Corporate Secretary